Exhibit 3.23

AGREEMENT OF LIMITED PARTNERSHIP

OF

CDP INVESTORS, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

OF

CDP INVESTORS, L.P.

18.	Default by a Partner		8
	18.1	Events of Default	8
	18.2	Withdrawal; Remedies Upon Default	8

19.	Certain Occurrences Respect in Limited Partners		9

20.	Dissolution		9

21.	Liquidation		9

22.	Services		9

23.	Interpretation		9

24.	Law		10

25.	Miscellaneous and Administrative Provisions		10
	25.1	Notices	10
	25.2	Further Assurances	10
	25.3	Headings	10
	25.4	Parties Bound	10
	25.5	Gender	10
	25.6	Entire Agreement	10
	25.7	Amendment	10

AGREEMENT OF LIMITED PARTNERSHIP
OF
CDP INVESTORS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the 8th day of May 1997 by and among CDP GP, INC., a Delaware corporation (the “General Partner”), and the person whose name is subscribed to a counterpart hereof as a limited partner (the “Limited”.

W I T N E S E T H:

WHEREAS, the parties hereto desire to organize a Delaware limited partnership (the “Partnership”) under and pursuant to the Revised Uniform Limited Partnership Act of the state of Delaware (the “Act”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Name. The name of the Partnership shall be “CDP INVESTORS, L.P.” and appropriate certificates and trade name affidavits shall be filed and recorded as shall constitute compliance with all requirements of formation under the Act and such other states or political subdivisions in which the Partnership elects to do business and as may be necessary to secure said name for the sole and exclusive use of the Partnership.

2.                                      Purpose: Term. The purpose of the Partnership shall be to engage in any one or more enterprises, ventures, undertakings and businesses permissible under applicable laws, including the making, protecting, enhancing and otherwise dealing with investments of whatever nature in property, whether real or personal, including but not limited to investments in common and preferred stock, puts and calls, convertible bonds, bonds, debentures, commodities and interests in existing businesses, and to do all other things proper and necessary to effect such purposes. The term of the Partnership shall commence on the date a Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware and shall continue until December 31, 2047, unless earlier dissolved as provided herein.

3.                                      Organization of Partnership. The Partners do hereby agree to and do hereby form the Partnership as a limited partnership under and pursuant to the provisions of the Act for the purposes and upon the terms and conditions herein set forth. The Partners agree to be, and by these presents hereby are, governed by and subject to the provisions of the Act.

4.                                      Title to Property: Intended Operations. Title to all real and personal property owned by the Partnership (referred to in this Agreement as the “Property”) shall be held in the Partnership name. No Partner shall have any direct interest in the Property; each Partner’s interest in the Partnership shall be personal property.

5.                                      Principal Place of Business: Registered Office and Agent. The principal place of business of the Partnership shall be located at 200 West Madison, 38th Floor, Chicago, Illinois

60606, or such other place or places within and/or outside the state of Illinois as the Partners shall hereafter determine and agree. The registered office of the Partnership in the state of Delaware shall be located at 1013 Centre Road, Wilmington, Delaware 19805-1297 or such other place as may from time to time be designated by the General Partner. The registered agent of the Partnership for service of process at the registered office of the Partnership shall be The Prentice-Hall Corporation System, Inc. or such other agent as may from time to time be designated by the General Partner.

6.                                      Fiscal Year. The Partnership fiscal year shall commence on January 1 and terminate on December 31 each year, except the first fiscal year shall commence on the date hereof and the final fiscal year shall terminate concurrently with the termination of the Partnership. All accounting, auditing, and financial statements shall be prepared to support the Partnership fiscal year.

7.                                      Books and Records. The Partnership shall maintain proper and true books of accounts, wherein shall be entered particulars of all monies, goods or effect a belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. The Partnership shall prepare all necessary ledgers, accounts, financial statement and balance sheets to coincide with the Partnership’s fiscal year. All books of account shall be maintained at the offices of the Partnership and shall be open for inspection by any Partner at any reasonable time.

8.                                      Periodic Accounting. The Partnership shall have its books of account and accounting records maintained on an annual, unaudited tax accounting basis. The accounts shall readily disclose items which the Partners take into account separately for income tax purposes. As to matters of accounting not provided for in this Agreement, reports of the Partnership shall be consistent with the books and records of the Partnership.

9.                                      Capital Contributions.

9.1                               Initial Contributions. As their initial contribution to the Partnership, the Partners shall contribute to the capital of the Partnership the aggregate amount of $1,000,000, pro rata in accordance with their Contribution Ratios, as set forth on Schedule 1 attached hereto.

9.2                               Additional Funds. If the General Partner determines that the Partnership requires funds for any proper Partnership purpose in excess of any other funds reasonably anticipated to be available to the Partnership (by way of Section 9.1 hereof, borrowings or otherwise), then the General Partner shall, by delivery of notice (the “Additional Funds Request”) to the Limited Partners, notify the Limited Partners of the amount so requested, the date on which such funding shall be requested (the “Due Date”), which date shall not be less than three (3) business days after delivery of the Additional Funds Request, a statement of the purpose for which such funds are requested and instructions for transfer or remittance of such funds to the Partnership. Following receipt of an Additional Funds Request incompliance with the requirements of this Section 9.2, the Partners shall have the right but not the obligation to contribute to the Partnership on the Due Date the amount set forth in the Additional Funds Request pro rata in accordance with their respective Contribution Ratios.  By issuance of the Additional Funds Request, the General Partner agrees to contribute to the Partnership its pro rata share of the amount set forth in the Additional Funds Request. If some but not all of the Partners make a Capital Contribution of their shares of the requested capital, such amounts shall be deemed to be loans to the Partnership which shall be returned to the Partners as soon as practicable but no later than 30 days after the Due Date, with interest thereon at ten percent (10%) per annum.

9.3                               No Third Party Beneficiary. No Limited Partner shall be obligated to make any contributions to the capital of the Partnership other than as expressly set forth herein. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions, or in the case of the General Partner the right to request Capital Contributions from the Partners, or loans to the Partnership or to pursue any other right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

10.                               Capital Accounts. A capital account shall be established and be maintained for each Partner in accordance with Section 704(b) of the Code and Treasury Regulation Section 1.704-l(b)(2)(iv), as amended. No interest shall be paid on the capital of the Partnership or on any subsequent contributions of capital. For Purposes hereof, “Adjusted Capital Account” means, with respect to any Partner, such Partner’s capital account as of the end of the taxable year or other applicable fiscal period, after giving effect to the following adjustments: (i) credit to such capital account any amount which the Partner is obligated to restore under Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations; and (ii) debit to such capital account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

11.                               Allocations of Profits. Losses. Deductions and Credits.

11.1                        Allocations of Profits, Losses, Deductions and Credits. Subject to the provisions of Section 11.2 hereof, when the net profits or losses of the Company are determined, they shall be credited and charged to each Partner’s capital account, subject to the next sentence, as follows:

(a)                                 net profits shall be allocated, (i) first, to the Partners, until the cumulative net profit allocated pursuant to this Clause (a)(i) for the current fiscal period and all prior periods equals the cumulative net loss allocated pursuant to Clauses (b)(n) and (b)(iii) hereof for all prior periods, such net profit to be allocated under this Clause (a)(i) in the reverse order net loss was allocated under said Clauses and which allocations have not previously been eliminated under this Clause (a)(i), and, (ii) thereafter, the balance of net profit, if any, shall be allocated to the Partners in accordance with their respective Profit Ratios; and

(b)                                 net loss shall be allocated, (i) first, to the Partners, until the cumulative net loss allocated pursuant to this Clause (b)(i) for the current fiscal period and all prior periods equals the cumulative net profit allocated pursuant to Clause (a)(ii) hereof for all prior periods, allocated among the Partners in the proportion that such cumulative net profit was allocated thereunder, and, (ii) next, to the Partners in accordance with their respective Loss Ratios, provided, no allocation shall be made to a Partner with an Adjusted Capital Account equal to or less than zero (“Adjusted Capital Account Deficit”); and (iii) thereafter, to the Partners without an Adjusted Capital Account Deficit, pro rata among such Partners in accordance with such Partners’ relative Loss Ratios; provided, however, all allocations under this Clause (b)(iii) to be made, at all times, subject to the proviso contained in Clause (b)(ii).

The following special allocations shall be made prior to application of the foregoing provision: (i) deductions arising from taxes and other items incurred by the Partnership which items are attributable to certain Partners (rather than the Partnership or the Partners generally), shall, in the reasonable discretion of the General Partner, be specially allocated to such Partners and (ii) deductions relating to charitable contributions shall be specially allocated to the General Partner.

11.2                        Special Allocations.

Notwithstanding any provisions of Section 11.1 hereof, the following special allocations of Partnership loss, deductions, Section 705(a)(2)(B) expenditures, gain and income shall be made in the following order (and in all instances in accordance with Regulation Section 1.704-2(j)):

(a)                                 Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Regulation Section 1.704-2(c), if there is a net decrease in Partnership Minimum Gain for any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This Section 11.2(a) is intended to comply with the minimum gain chargeback requirement in said section of the regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)                                 Minimum Gain Attributable to Partner Nonrecourse Debt. Except as otherwise provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This Section 11.2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner

Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)                                  Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5), or (6), and such Partner, thereafter, has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 11.2(c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partners, pro rata in accordance with their relative Loss Ratios. For purposes of determining the Partners’ shares of Nonrecourse Liabilities of the Partnership as provided under Section 1.752-3 of the Regulations, the Partners’ interests in Company profits shall be deemed to be in accordance with their relative Loss Ratios.

(e)                                  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(l)).

(f)                                   Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said section of the Regulations.

11.3                        Curative Allocations. Notwithstanding any other provisions of this Section 11 to the contrary (other than the Regulatory Allocations, as defined below), the allocations .(the “Regulatory Allocations”) set forth in Section 11.2 (save subparagraphs (d) and (f)) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Company items under this Section 11 (excepting Section 11.4) shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This Section 11.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of Section 1.704-l(b) of the Regulations and shall be interpreted in a manner consistent therewith.

11.4                        Tax Allocations.

(a)                                 Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b)                                 Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as net profit and net loss for such respective period.

(c)                                  Allocations Respecting Section 704(c) and Revaluations: Curative Allocations Resulting from the Ceiling Rule. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-l(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-3, as the case may be. The allocation of Tax Items shall be subject to the “traditional method with curative allocations,” as set forth in Regulation Section 1.704-3(c).

11.5                        Definitions. The following terms and phrases shall have the meanings set forth below:

(a)                                 “Minimum Gain Attributable to a Partner Nonrecourse Debt” shall have the meaning bed to partner nonrecourse debt minimum gain set forth m Section 1.704-2(i)(2) of the Regulations.

(b)                                 “Nonrecourse Deductions” shall, for a Partnership fiscal year, mean and refer to the net increase in the amount of Partnership Minimum Gain during such Partnership fiscal year, and less the aggregate amount of any distributions (whether actual or deemed) during such fiscal year of proceeds of Nonrecourse Liabilities (other than Partner Nonrecourse Deductions) that are allocable as an increase in Partnership Minimum Gain, determined in accordance with Section 1.704-2(b)(l) and (c)(2) of the Regulations.

(c)                                  “Nonrecourse Liabilities” shall have the meaning ascribed to it in Section 1.704-2(b)(3) of the Regulations.

(d)                                 “Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

(e)                                  “Partnership Minimum Gain” shall have the meaning set forth in Section 1.704 2(b)(2) of the Regulations.

(f)                                   “Regulations” means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

12.                               Expenses. Expenditures by the Partners on behalf of the Partnership shall be promptly reimbursed upon appropriate substantiation.

13.                               Distributions of Available Cash. From time to time, and at such times as the General Partner determines it desirable to make distributions, available cash shall be distributed to the Partners as follows: available cash which is reasonably determined by the General Partner to be return of capital shall be distributed to the Partners in accordance with their respective Contribution Ratios; otherwise, available cash shall be distributed to the Partners in accordance with their respective Profit Ratios. The available cash of the Partnership shall be determined periodically by the General Partner. “Available cash, for a. period shall mean the amount (if any) by which the gross cash receipts of the Partnership during such period from all sources, including net operating income, contributions to the capital of the Partnership, funds borrowed by the Partnership, release of funds previously reserved against future costs and any and all receipts in respect of the Partnership’s interest in other partnerships exceed the expenses during such period and the amounts required to establish and fund reasonable reserves against future costs and liabilities.

14.                               Management Duties and Restrictions. Except as otherwise provided herein, management of the business and affairs of the Partnership shall be vested exclusively in the General Partner. A Limited Partner shall not “participate in the control” of the business of the Partnership, as described in Section 303 of the Act. A Limited Partner (who is not also a General Partner) shall not transact business in the Partnership’s name or on its behalf or have the power to sign documents for or otherwise bind the Partnership.

15.                               Fiscal Matters. The General Partner shall cause the Partnership to file all required local, state and federal tax returns. The General Partner is hereby designated the tax matters partner for the Partnership.

16.                               Limitation on Limited Partner Liabilities. A Limited Partner shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner, and the liability of each Limited Partner shall be limited solely to the amount of it a capital contribution to the Partnership required hereunder. Subject to any limitations provided under the Act, no distribution (or any part thereof) made to any Limited Partner in respect of its Partnership interest shall be deemed to be a return or withdrawal of its capital contribution. No Limited Partner shall be liable to the Partnership for any distribution, except as provided under the Act.

17.                               Prohibition Against Transfer. Except as set forth in this Section, no Partner may sell, assign, transfer or otherwise dispose of it a Partnership interest without the prior written consent of the General Partner. Any Partner shall have the right to transfer its Partnership interest if such interest is transferred to an affiliate of such Partner, provided that such affiliate assumes by operation of law or express agreement all of the obligations of the transferor Partner under this Agreement with respect to the transferred Partnership interest. Upon such transfer, the transferee affiliate shall be admitted as a Partner in addition to or in substitution for the transferor Partner, as the case may be. Transfers in violation of this Agreement shall be deemed mere assignments of profits without any right, power or authority of a Partner hereunder.

18.                               Default by a Partner.

18.1                        Events of Default. Any of the following shall constitute an event of default (“Event of Default”) by a Partner:

(a)                                 the making by the Partner of an assignment for the benefit of its creditors or the filing of a voluntary petition under any section or chapter of the Bankruptcy Code, as amended, or under any similar laws or statutes of the United States or any state;

(b)                                 the adjudication, without any further possibility of review or appeal, of the Partner as a bankrupt or insolvent in proceedings filed against the Partner under any section or chapter of the Bankruptcy Code, as amended, or under any similar laws or statutes of the United States or any state;

(c)                                  the appointment of a receiver for all or substantially all of the assets of the Partner and the failure to have such receiver discharged within sixty (60)days after appointment;

(d)                                 the attachment, garnishment or sequestration by legal process of all or any part of the Partnership interest of the Partner or the commencement of foreclosure by any creditor having a security interest in a Partner’s Partnership interest (other than another Partner) and the failure to have such attachment, garnishment or sequestration discharged or foreclosure stayed or terminated, within sixty (60) days;

(e)                                  any attempted sale, assignment, transfer or other disposition of the Partner’s interest in violation of the terms of Section 18 hereof; or

(f)                                   the violation of any of the provisions of this Agreement and the failure to remedy or cure such violation within sixty (60) days after notice in writing of such violation from any other Partner.

18.2                        Withdrawal; Remedies Upon Default. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner. Upon the occurrence of an Event of Default, at the election of the General Partner, the defaulting Partner automatically shall be deemed to have retired from the Partnership effective as of the date of the Event of Default and to have given notice of its intention to retire on that date, and the remaining Partners shall have the rights and obligations set forth in Section 19 hereof.

19.                               Certain Occurrences Respect in Limited Partners. Unless otherwise provided hereunder, the death, legal incompetency, dissolution, liquidation, bankruptcy of a Limited Partner (as described under clauses (a), (b) and (c) of Section 19.1), purported transfer of a Partnership interest in violation of this Agreement or retirement due to Default in accordance with Section 18.2 hereof shall cause a dissolution of the Partnership (the Partner with respect to whom such event has occurred is referred to as a “Terminating Partner”). Upon such occurrences, the Partnership shall not be dissolved if the determination is made to continue as a limited partnership by Partners (other than the Terminating Partner) whose interests constitute more than fifty percent (50%) of the remaining Capital Accounts Contribution Ratios and Profit Ratios. In the event the Partnership is continued, the rights of such Partner to share the Net Profit or Net Loss of the Partnership, to receive distributions of Partnership funds and to assign its Partnership interests shall, on the happening of any such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such successor assignee become a Limited Partner without the prior written consent of the General Partner.

20.                               Dissolution. The Partnership shall continue until the expiration of its term unless earlier dissolved by (a) the dissolution, termination or bankruptcy of the General Partner or (b) agreement of all the Partners. Upon the dissolution of the Partnership, the affairs of the Partnership shall be liquidated forthwith. The assets of the Partnership shall be used: first, to pay all of the debts of the Partnership; and the balance, to the Partners in accordance with their respective positive capital accounts, after giving effect to all contributions, distributions and allocations for all periods. In the event the Partnership is “liquidated” within the meaning of Regulation Section 1.704-l(b)(2)(ii)(g), if the General Partner has a deficit balance in its Capital Account (after all adjustments), the General Partner shall contribute to the capital of the Partnership money in an amount necessary to restore such deficit balance to zero in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(3).

21.                               Liquidation. Upon dissolution, the General Partner shall proceed with reasonable promptness to liquidate the business of the Partnership. The assets of the Partnership may be sold or such assets as are in excess of the amount required to meet all Partnership liabilities to third persons may be distributed in kind to the Partners.

22.                               Services. Except as otherwise provided herein, services performed by the General Partner on behalf of the Partnership shall not result in charges being levied against the Partnership, except where the General Partner serves on a liquidation committee to wind up the Partnership. Service on such a committee shall entitle a committee member to reasonable compensation for the services rendered during the functioning of that committee.

23.                               Interpretation. Each of the separate provisions of this Agreement is to be read and interpreted separately. A question regarding the legality or constitutionality of any one paragraph or part thereof shall not affect any other paragraph, and if determined illegal, unlawful, or unconstitutional, the specific paragraph or part thereof shall be severed from this Agreement and the balance of the Agreement shall remain in full force and effect.

24.                               Law.  The Partnership is established and shall be governed by the provisions of the Act; this Agreement is made pursuant to and shall be governed by the laws of the state of Delaware.

25.                               Miscellaneous and Administrative Provisions.

25.1                        Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed to be delivered when delivered in person or deposited in the United States Mail, postage prepaid, addressed to the Partners at the addresses as contained on the books of the Partnership, with a copy to the Partnership as follows:

200 West Madison

38th Floor

Chicago, Illinois 60606

Re: CDP Investors, L.P.

or at such other address as may have otherwise been specified by written notice.

25.2                        Further Assurances. The parties agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the business of the Partnership.

25.3                        Headings. The headings used in this Agreement are used for convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

25.4                        Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

25.5                        Gender. Whenever the context of this instrument so requires words used in the masculine gender include the feminine and neuter; the singular includes the plural and the plural the singular.

25.6                        Entire Agreement. This Agreement and all agreements entered into heretofore or of even date herewith contain the entire understanding among the parties and supersedes prior understandings or written or oral agreements respecting the Partnership.

25.7                        Amendment. This Agreement may be amended only by an instrument in writing signed by all Partners.  No oral amendment of this provision or of any other provision of this Agreement shall be effective.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

The Limited Partners:

LASALLE G.C. TRUST #2

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #2

LASALLE G.C. TRUST #3

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #3

LASALLE G.C. TRUST #4

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #4

LASALLE G.C. TRUST #5

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #5

LASALLE G.C. TRUST #6

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #6

[Signatures continued on following page]

[Signatures continued from previous page)

LASALLE G.C. TRUST #7

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #7

LASALLE G.C. TRUST #8

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #8

LASALLE G.C. TRUST #9

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #9

LASALLE G.C. TRUST #10

/s/ Allen M. Turner
Allen M. Turner, not individually but solely
as Trustee of LaSalle G.C. Trust #10

The General Partner:

CDP GP, INC., a Delaware corporation

By:	/s/ Glen Miller
Its:	VP

Schedule 1

THE PARTNERS:	CONTRIBUTION RATIOS AND LOSS RATIOS	PROFIT RATIOS

- The Limited Partners

LaSalle G.C. Trust #2	11/100	98/900
LaSalle G.C. Trust #3	11/100	98/900
LaSalle G.C. Trust #4	11/100	98/900
LaSalle G.C. Trust #5	11/100	98/900
LaSalle G.C. Trust #6	11/100	98/900
LaSalle G.C. Trust #7	11/100	98/900
LaSalle G.C. Trust #8	11/100	98/900
LaSalle G.C. Trust #9	11/100	98/900
LaSalle G.C. Trust #10	11/100	98/900

- The General Partner

CDP GP, INC.	1/100	18/900

Total of all Partners:	100/100	900/900